EXHIBIT 99.1




VALENCE SECURES $30 MILLION OF ADDITIONAL FINANCING

VALENCE TECHNOLOGY INC. AND BERG & BERG ENTERPRISES AGREE TO A TWO-YEAR EQUITY COMMITMENT

AUSTIN, TX, MARCH 13, 2002 -- Valence Technology, Inc. (Nasdaq: VLNC), a leader in the development and commercialization of Lithium-ion polymer rechargeable batteries, today announced that it has secured $30 million of additional equity financing with Berg & Berg Enterprises, an affiliate of Carl Berg, a director and major shareholder in the Company.

Valence and Berg & Berg have agreed to a $30 million equity commitment, subject to execution of final documents. Valence will, at its sole discretion, be able to access this equity capital at any time for a period of two years. Berg & Berg will receive restricted Common Stock, at a customary discount to market, in exchange for the amounts funded. The obligation to fund the equity commitment is subject to certain conditions tied to the Company's achievement of operating milestones. The shares are subject to registration rights as provided in existing agreements.

"This financing reinforces Carl Berg's commitment to the Company and demonstrates his confidence in the new management team," stated Stephan Godevais, president and CEO of Valence Technology Inc. "We are very pleased with today's announcement and feel that this agreement gives us the security to aggressively move forward with our business strategy."

ABOUT VALENCE TECHNOLOGY, INC.

Valence is a leader in the development and commercialization of Lithium-ion polymer rechargeable batteries. Valence has more than 807 issued and pending patents worldwide, including 262 issued in the U.S. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the Nasdaq National Market under the symbol VLNC and can be found on the Internet at www.valence.com.

FORWARD-LOOKING STATEMENT

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:                           MEDIA CONTACT:
Hill & Knowlton, Inc                        Blanc and Otus
Stacy Roughan                               Sue Ellen Schaming
sroughan@hillandknowlton.com                sschaming@blancandotus.com
(323) 966-5784                              (415) 856-5129